Exhibit 10.1

December 12, 2006

Mr. Jordan M. Copland

130 Fifth Avenue

Norwood, New Jersey

07648

Dear Jordan,

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of Glenayre Technologies, Inc. (the “Company”), commencing December 18, 2006 (the “Effective Date”). This position is located in New York, New York and reports directly to the Chief Executive Officer of the Company. You will be responsible for financial planning and analysis, accounting, SEC reporting and matters related to treasury, tax, information technology, risk management and investor relations, as well as such duties and services as normally are associated with such position, which may be assigned to you from time to time.

Your base compensation will be $325,000 per annum (the “Base Salary”), which shall be paid in bi-weekly installments for 26 pay periods per year in accordance with the Company’s normal payroll practices. Your Base Salary and performance will be reviewed on an annual basis each year and your Base Salary may be increased (but not decreased) in the manner determined by the Company in consultation with the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board.

You will be eligible to participate in the Company’s Incentive Bonus Plan at a target of 50% of your Base Salary based upon your achievement of 100% of certain pre-agreed targets and milestones, which shall be established by the Board upon recommendations from management of the Company. Such bonus shall be awarded for achievements above and below 100% of target, such that a bonus of 25% of Base Salary shall be awarded at 80% of target and a bonus of 75% of Base Salary shall be awarded at 120% of target. Pursuant to the terms and conditions of the Company’s Incentive Bonus Plan, such bonus will be subject to revision by Company management and the Board for each subsequent calendar year.

On the Effective Date, you will be awarded options to purchase 585,000 shares of common stock of the Company, which shall vest as follows, provided that you are still employed by the Company as Executive Vice President and Chief Financial Officer at such time: (i) options to purchase 200,000 shares of common stock of the Company will vest on the first anniversary of the Effective Date, (ii) options to purchase 200,000 shares of common stock of the Company will vest on the second anniversary of the Effective Date and (iii) the remaining options will vest on the third anniversary of the Effective Date. The option exercise price will be established at the stock’s closing price on the last day of the month in which the award is granted. This award is subject to all the terms and conditions of the Company’s Stock Option Agreement and the Glenayre Long-Term Incentive Plan.

During the term of your employment, you will be entitled to four (4) weeks of vacation in each calendar year at such times as shall be mutually convenient to you and the Company. Your vacation will be prorated for each partial calendar year during the term of your employment.

During the term of your employment, you will receive a monthly car allowance of $700, which will cover local driving and parking expenses incurred in connection with the performance of your duties hereunder.

During the term of your employment, you may participate in all retirement plans, life, medical/dental insurance plans and disability insurance plans of the Company, as in effect from time to time, to the extent that you qualify under the eligibility requirements of each plan or program. Details of our current benefits plan are enclosed for your review.

In the event your employment is terminated by the Company without Cause (as defined below) or by you without Good Reason (as defined below), the Company will pay you a lump sum severance payment equal to the amount of your Base Salary in effect on such termination date. You also shall be entitled to receive the sum of (1) your accrued but unpaid Base Salary through the date of such termination, plus (2) your accrued but unpaid vacation pay through such date of termination, plus (3) a pro-rated annual bonus for the bonus year in which you are terminated, which shall be calculated and paid in accordance with the Company’s normal practices at the end of such bonus year, provided that you have been employed by the Company for at least six months of such bonus year, plus (4) any other compensation payments or benefits which have accrued and are payable in connection with such termination.

If a Change in Control (as defined below) occurs and if your employment is terminated within three years after such Change in Control for any reason other than Cause (as defined below), the Company shall pay you, within 10 days after such termination, in cash or equivalent, a lump sum severance benefit equal to 250% of your Base Salary in effect on such termination date (or if the base salary was greater prior to such Change in Control, 250% of your Base Salary in effect on the date immediately preceding such Change in Control). You also shall be entitled to receive the sum of (1) your accrued but unpaid Base Salary through the date of such termination, plus (2) your accrued but unpaid vacation pay through such date of termination, plus (3) a pro-rated annual bonus for the bonus year in which you are terminated, which shall be calculated and paid in accordance with the Company’s normal practices at the end of such bonus year, provided that you have been employed by the Company for at least six months of such bonus year, plus (4) any other compensation payments or benefits which have accrued and are payable in connection with such termination. In addition, the Company shall continue to provide medical and dental benefits to you and your dependents for a period of 12 months following such date of termination at the same levels of coverage and in the same manner as such benefits are provided to you and your dependents immediately prior to such Change in Control. Your right to continue medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”) shall begin after the expiration of the one-year period described in the foregoing sentence.

Notwithstanding any terms to the contrary contained in the Company’s Stock Option Agreement and the Glenayre Long Term Incentive Plan, upon termination of your employment (i) for any reason other than Cause within three years after a Change in Control, (ii) by the Company without Cause or (iii) by you for Good Reason, all options granted to you under such option plans shall become immediately vested and immediately exercisable and shall remain exercisable for a period of 12 months following such date of termination. Further, upon termination of your employment by reason of your voluntary resignation, all options granted to you by the Company pursuant to such option plans which have vested as of the date of such voluntary resignation shall remain exercisable for a period of six months following such date of termination.

For purposes of this letter agreement:

(1)          “Cause” means (1) your resignation, except for Good Reason, from the office of Chief Financial Officer of the Company; (2) dishonesty or fraud on the part of the employee which is intended to result in the employee’s substantial personal enrichment at the expense of the Company or its affiliates; (3) a material violation of the employee’s responsibilities as an executive of the Company or its subsidiaries which is willful and deliberate; or (4) the conviction (after the exhaustion of all appeals) of the employee of a felony involving moral turpitude or the entry of a plea of nolo contendere for such a felony; provided, that in no event shall “Cause” include (i) any personal or policy disagreement between the employee and the Company or any member of the board of directors of the Company or (ii) any action taken by the employee in connection with the employee’s duties if the employee acted in good faith and in a manner the employee reasonably believed to be in the best interest of the Company and had no reasonable cause to believe the employee’s conduct was unlawful.

(2)          “Change in Control” of the Company shall have occurred when any Acquiring Person (other than the Company, any employee benefit plan of the Company or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall become the beneficial owner of 25% or more of the shares of common stock of the Company then outstanding (except pursuant to an offer for all outstanding shares of the Company’s common stock at a price and upon such terms and provisions as a majority of the Continuing Directors determine to be in the best interests of the Company and its stockholders other than the Acquiring Person or any Affiliate or Associate thereof on whose behalf the offer is being made), and the Continuing Directors no longer constitute a majority of the Board. For purposes of this definition, the following terms shall have the following meanings:

(A) “Acquiring Person” means any individual, firm, corporation or other entity who or which, together with all Affiliates and Associates, shall be the beneficial owner of a substantial block of the Company’s common stock.

(B) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 as promulgated under the Securities Exchange Act of 1934, as amended from time to time.

(C) “Continuing Director” means any individual who is a member of the Board, while such individual is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board prior to the occurrence of the Change in Control; or any successor of a Continuing Director, while such successor is a member of the Board, and who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or any such Affiliate or Associate, and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

(3)          “Good Reason” means the occurrence of any of the following: (i) any assignment to you of duties materially inconsistent with your position with the Company or any material diminution by the Company of your authority, duties or responsibilities with the Company as specified in the first paragraph of this offer letter; provided, that you must first provide the Board with written notice specifying the failure of the Company under this subsection and allow the Board 15 days from receipt of such notice to cure such failure; (ii) any relocation of your principal office to a location which is more than 25 miles outside of New York, New York; and (ii) any request by the Company for you to report to someone other than the Company’s Chief Executive Officer, except where such request is specifically approved by you.

This offer is valid through the Effective Date. We look forward to you starting on or the Effective Date.

Due to the nature of our industry, we require that all new employees accept the terms and conditions of the enclosed Proprietary Information Agreement (PIA). Please sign and date one copy of this letter agreement and the PIA and return them to the address below.

No representation, promise or inducement has been made by the Company or you that is not embodied in this letter agreement.

This letter agreement may not be modified or amended in any way unless in a writing signed by each of the parties hereto.

Jordan, we would be delighted to have you join our Company and feel that you can make a substantial contribution to the Company’s future success.

If you have any questions, please call me at 212-333-8545.

Sincerely,

/s/ James Caparro

James Caparro

Chief Executive Officer

Accepted by:__/s/Jordan Copland__________	Date:__12/12/06____________

Enclosures:	Benefits Summary
PIA